Exhibit 99.1

Vision-Sciences, Inc. Announces Net Sales Growth of 73% to $4.0 Million
for the Second Quarter of Fiscal 2012

57% Net Sales Growth for the First Half of Fiscal 2012

ORANGEBURG, N.Y., November 7, 2011 – Vision-Sciences, Inc. (Nasdaq:VSCI) today announced financial results for its second quarter and first half of fiscal 2012, ended September 30, 2011. The financial results were as follows:

Second Quarter and First Half Highlights

•	Net sales increased 73% to $4.0 million in the second quarter and 57% to $7.8 million in the first half of fiscal 2012;
o	Medical segment sales increased 97% and 69% in the second quarter and first half of fiscal 2012, respectively;
•	Gross profit increased 118% to $1.4 million in the second quarter and 90% to $2.5 million in the first half of fiscal 2012;
•	Gross margin percentage increased 7 percentage points to 35% in the second quarter and 5 percentage points to 32% in the first half of fiscal 2012; and
•	Operating loss decreased 3% to $2.8 million in the second quarter and was flat at $5.3 million in the first half of fiscal 2012

Cynthia Ansari, Chief Executive Officer, stated “We are very pleased with achieving another consecutive quarter of sales growth and realizing significant year-over-year sales increases. We have positive momentum going into the second half of our fiscal 2012 as we increase our sales, focus on costs, and capitalize on the supply agreements with our major partners.”

Ms. Ansari continued, “Our product portfolio continues to gain market acceptance, which resulted in an increase in our gross margin. Our focus at Vision-Sciences is clear – increasing our revenue and margins by growing our U.S. and international sales, expanding our relationships with doctors and our partners, and driving bottom line improvements for our shareholders.”

Sales Analysis

Net sales increased $1.7 million, or 73%, in the second quarter of fiscal 2012 to $4.0 million compared to $2.3 million in the second quarter of fiscal 2011, attributable to higher sales in all of the markets in which we serve. Net sales increased $2.8 million, or 57%, in the first half of fiscal 2012 to $7.8 million compared to $5.0 million in the first half of fiscal 2011, primarily attributable to higher sales of our endoscopes and EndoSheath disposables in the urology market as a result of the supply agreement with the Endoscopy Division of Stryker Corporation. Sequentially, net sales grew $0.3 million, or 7%, from the first quarter of fiscal 2012, primarily due to higher sales of our ENT (ear, nose and throat) and TNE (trans-nasal esophagoscopy) products and higher sales to SpineView, Inc. We continue to fulfill the initial, firm stocking order of 50 video surgical endoscope systems to SpineView.

Medical segment sales increased 97% to $3.4 million in the second quarter of fiscal 2012 compared to the same period last year:

•	ENT and TNE sales increased 49% due to growth in our ENT customer base and increased sales to the GI and bariatric surgery markets;
•	Urology sales increased 115% as a result of sales of urology products to Stryker;
•	Bronchoscopy sales increased 276% due to increased sales of video and fiber bronchoscopes;
•	Sales to SpineView increased 370% as more surgical endoscope systems were sold to SpineView; and
•	Repairs, peripherals, and accessories sales increased 49% due to sales of peripherals and accessories to Stryker.

Medical segment sales increased 69% to $6.5 million in the first half of fiscal 2012 compared to the same period last year:

•	ENT and TNE sales increased 32% due to growth in our ENT customer base and increased sales to the GI and bariatric surgery markets;
•	Urology sales increased 108% due to sales of urology products to Stryker;
•	Bronchoscopy sales decreased 34% as videoscope stocking orders from international distributors in the first half of fiscal 2011 were not repeated this fiscal year;
•	Sales to SpineView increased 476% as more surgical endoscope systems were sold to SpineView; and
•	Repairs, peripherals, and accessories sales increased 57% due to sales of peripherals and accessories to Stryker.

Net sales (in thousands, except for percentages) for the second quarter and first half of fiscal 2012 and 2011 were as follows:

	Three Months Ended				Six Months Ended
	September 30,				September 30,
Market/Category	2011	2010	Change	%	2011	2010	Change	%
ENT and TNE	$878	$590	$288	49%	$1,355	$1,024	$331	32%
Urology	1,503	699	804	115%	3,412	1,644	1,768	108%
Bronchoscopy	203	54	149	276%	310	471	(161)	-34%
Spine	348	74	274	370%	426	74	352	476%
Repairs, peripherals, and accessories	452	304	148	49%	986	627	359	57%
Total medical sales	3,384	1,721	1,663	97%	6,489	3,840	2,649	69%
Total industrial sales	641	604	37	6%	1,292	1,117	175	16%
Net sales	$4,025	$2,325	$1,700	73%	$7,781	$4,957	$2,824	57%

Net sales (in thousands, except for percentages) for the first and second quarters of fiscal 2012 were as follows:

	Three Months Ended
	September 30,	June 30,
Market/Category	2011	2011	Change	%
ENT and TNE	$878	$477	$401	84%
Urology	1,503	1,908	(405)	-21%
Bronchoscopy	203	107	96	90%
Spine	348	78	270	346%
Repairs, peripherals, and accessories	452	535	(83)	-16%
Total medical sales	3,384	3,105	279	9%
Total industrial sales	641	651	(10)	-2%
Net sales	$4,025	$3,756	$269	7%

Operating Results Analysis

Gross profit was $1.4 million and $2.5 million in the second quarter and first half of fiscal 2012, respectively, representing increases of $0.8 million (118%) and $1.2 million (90%) over the same periods in fiscal 2011. Gross margin percentage was 35% and 32% in the second quarter and first half of fiscal 2012, respectively, representing an increase of 7 percentage points and 5 percentage points over the same periods in fiscal 2011. The year-over-year increases in gross margin are largely driven by a more favorable sales mix towards products with higher gross margins and favorable manufacturing overhead absorption as a result of the higher production volume of our urology endoscopes and EndoSheath disposables.

SG&A expenses increased $0.7 million, or 24%, to $3.5 million during the second quarter of fiscal 2012 compared to the same period last year, and increased $1.1 million, or 21%, to $6.4 million during the first half of fiscal 2012 compared to the same period last year.  These increases were primarily attributable to a higher stock-based compensation expense (primarily for our new CEO), higher sales commissions with the overall growth in net sales, and increased spending on sales and marketing consulting activities.

R&D expenses increased $7 thousand, or 1%, to $739 thousand during the second quarter of fiscal 2012 compared to the same period last year, and increased $101 thousand, or 8%, to $1.4 million during the first half of fiscal 2012 compared to the same period last year.  These increases were primarily attributable to higher product development costs associated with our next generation digital processing units.

Operating loss decreased $81 thousand, or 3%, to $2.8 million during the second quarter of fiscal 2012 compared to the same period last year, primarily attributable to a higher gross profit, partially offset by an increase in SG&A expenses due to non-cash charges for stock-based compensation associated with our new CEO. Operating loss was flat at $5.3 million in the first half of fiscal 2012 compared to the same period last year.

Net loss decreased $61 thousand, or 2%, to $3.0 million during the second quarter of fiscal 2012 compared to the same period last year, primarily attributable to the items noted above in the operating loss discussion. Net loss increased $100 thousand, or 2%, to $5.6 million in the first half of fiscal 2012 compared to the same period last year, primarily attributable to higher expenses as noted above, which more than offset the increase in gross profit.

Amended Line of Credit

On September 30, 2011, we entered into an Amended and Restated Revolving Loan Agreement (the “Agreement”) with our Chairman, Lewis C. Pell.  The Agreement provides for an additional $5.0 million new loan to us, in addition to $5.0 million previously borrowed, for an aggregate loan of up to $10.0 million. Amounts drawn under the new loan accrue interest at 7.5% per annum (similar to the $5.0 million previously borrowed).  In connection with the Agreement, Mr. Pell received a new warrant to purchase 1,229,105 shares of our common stock at an exercise price of $2.034. As of September 30, 2011 we have borrowed $1.0 million under the new loan, for a total of $6.0 million drawn against the aggregate $10.0 million loan.

Conference Call

We will host a conference call to discuss the second quarter and first half of fiscal 2012 financial results and provide an update on the Company on November 8, 2011 at 8:30 am EST. The dial-in number for the call is 877.303.1595. Please dial in five minutes prior to the call to register. A recording of the call will be available through November 15, 2011. The replay dial-in is 404.537.3406. The replay pass code is 23258593. The call may also be accessed via a live audio webcast available in the investor relations section of our website at www.visionsciences.com. The audio webcast of the call will be archived and available for replay through the website.

Forward Looking Statements

Except for the historical information provided, the matters discussed in this release include forward-looking statements for the purposes of the safe harbor protections under The Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as Vision-Sciences or its management “believes,” “expects,” “allows,” “anticipates,” or other words or phrases of similar import.  Similarly, statements in this release that describe our business strategy, outlook, objectives, plans, intentions, or goals are also forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause our actual results to differ materially from those in forward-looking statements.  Other risk factors are detailed in our most recent annual report and other filings with the Securities and Exchange Commission. We do not assume any obligation to update any forward-looking statements as a result of new information or future events or developments.

Vision-Sciences, Inc. designs, develops, manufactures and markets unique flexible endoscopic products utilizing sterile disposable sheaths, the Slide-On® EndoSheath® Technology, which provide the users quick, efficient product turnover while ensuring the patient a contaminant-free product.

Vision-Sciences owns the registered trademarks Vision Sciences®, Slide-On®, EndoSheath®, EndoWipe® and The Vision System®.  Information about Vision-Sciences' products is available at www.visionsciences.com.

CONTACT:       Vision-Sciences, Inc.
Katherine Wolf, CFO & EVP, Corporate Development
(845) 365-0600

VISION-SCIENCES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	September 30,	March 31,
	2011	2011
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$2,866	$9,180
Accounts receivable, net	1,672	1,592
Inventories, net	6,307	6,096
Prepaid expenses and other current assets	376	332
Total current assets	11,221	17,200

Property and equipment, at cost	5,071	5,191
Less—accumulated depreciation and amortization	2,799	2,970
Total property and equipment, net	2,272	2,221
Other assets, net	70	73
Deferred debt cost, net	1,804	272
Total assets	$15,367	$19,766

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Capital lease obligations	$97	$65
Accounts payable	748	921
Accrued expenses	537	782
Accrued compensation	761	706
Advances from customers	2,847	5,693
Total current liabilities	4,990	8,167
Line of credit—related party	6,000	5,000
Capital lease obligations, net of current portion	143	75
Total liabilities	11,133	13,242

Stockholders’ equity:
Common stock, $0.01 par value— Authorized—75,000 shares Issued—44,663 shares and 44,025 shares, respectively	447	440
Additional paid-in capital	97,632	94,339
Treasury stock at cost, 3 shares and none, respectively	(7)	-
Accumulated deficit	(93,838)	(88,255)
Total stockholders’ equity	4,234	6,524
Total liabilities and stockholders’ equity	$15,367	$19,766

VISION-SCIENCES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Net sales	$4,025	$2,325	$7,781	$4,957
Cost of sales	2,628	1,684	5,256	3,627
Gross profit	1,397	641	2,525	1,330

Selling, general, and administrative expenses	3,463	2,795	6,389	5,273
Research and development expenses	739	732	1,431	1,330
Operating loss	(2,805)	(2,886)	(5,295)	(5,273)

Interest income	2	1	7	3
Interest expense	(99)	(90)	(198)	(145)
Debt cost expense	(43)	(36)	(84)	(63)
Other, net	(10)	(1)	(11)	-
Loss before provision for income taxes	(2,955)	(3,012)	(5,581)	(5,478)
Income tax (benefit) provision	(2)	2	2	5
Net loss	$(2,953)	$(3,014)	$(5,583)	$(5,483)

Net loss per common share - basic and diluted	$(0.07)	$(0.08)	$(0.13)	$(0.15)

Weighted average shares used in computing net loss per common share - basic and diluted	44,204	36,901	44,116	36,879